Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

The Real Hip-Hop Network, Inc.:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated June 28, 2013, relating to our audit of the balance sheet of The Real Hip-Hop Network, Inc. as of March 31, 2013, and the related statement of operations, changes in stockholders' deficit, and cash flows for the period from May 4, 2010 (Inception) through March 31, 2013. Our report dated June 28, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

September 26, 2013